200 Berkeley Street

Boston, Massachusetts 02116

(617) 572-9197

Email: jchoodlet@jhancock.com

James C. Hoodlet

Vice President and Chief Counsel

December 16, 2019

Re:	John Hancock Life Insurance Company (U.S.A.) Separate Account A (the “Account”)

John Hancock Life Insurance Company (U.S.A.) (the “Company”)

File Nos. 811-4834 and 333-233647, Pre-Effective Amendment # 1, Form N-6

(the “Registration Statement”)

Dear Madam/Sir:

As counsel to the Company, I am rendering the following opinion in connection with the filing with the Securities and Exchange Commission of the above Registration Statement under the Securities Act of 1933 for registration of interests in the Account funding the Company’s flexible premium variable universal life insurance policies (the “Policies”).

In the course of preparing this opinion, I have reviewed the corporate records with respect to the Account, and such other matters as I deemed necessary and appropriate. Based on such review, I am of the opinion that the Policies (and interests therein) which are the subject of the Registration Statement will, when sold, be legally issued and represent binding obligations of the Company, the depositor for the Account.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ James C. Hoodlet

Vice President and Chief Counsel